Exhibit 99.1

Press Release

Bio-Rad Reports Fourth-Quarter and Full-Year 2017 Financial Results

HERCULES, Calif.-February 27, 2018-Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), a global leader of life science research and clinical diagnostic products, today announced financial results for the fourth quarter and fiscal year ended December 31, 2017.

Fourth-quarter 2017 net sales were $620.4 million, an increase of 8.6 percent compared to $571.5 million reported for the fourth quarter of 2016. On a currency-neutral basis, quarterly sales increased 5.4 percent compared to the same period in 2016. Fourth-quarter gross margin was 54.7 percent compared to 55.0 percent during the fourth quarter in 2016.

Life Science segment net sales for the fourth quarter were $237.9 million, an increase of 15.0 percent compared to the same period in 2016. On a currency-neutral basis, Life Science segment sales increased by 12.3 percent compared to the same quarter in 2016. Currency-neutral sales growth was primarily attributed to sales of Droplet Digital PCR, cell biology product lines, and process media. The currency-neutral sales increase reflected growth in North America, Europe, and Asia Pacific.

Clinical Diagnostics segment net sales for the fourth quarter were $378.4 million, an increase of 4.9 percent compared to the same period in 2016. On a currency-neutral basis, net sales were up 1.5 percent. Currency-neutral sales from the fourth quarter reflected growth in blood typing, immunology, diabetes, and quality control product lines. The currency-neutral sales increase for the quarter was principally due to growth in EMEA, Asia Pacific, and Latin America.

Net income for the fourth quarter of 2017 was $69.9 million, or $2.32 per share on a diluted basis, compared to a net loss of $20.6 million, or ($0.70) per share on a diluted basis, during the same period in 2016. Net income for the fourth quarter 2017 was impacted by numerous non-cash or non-recurring items and by a substantial benefit as a result of the 2017 Tax Cuts and Jobs Act.

The following table compares certain non-cash or non-recurring items from Q4 2017 to Q4 2016:

(in millions)	Q4 2017	Q4 2016
Purchase accounting amortization
COGS	$4.9	$4.5
SG&A	$2.1	$1.7
Acquisition-related expense
R&D	$5.5	–
Contingent consideration
SG&A	$(6.4)	$1.8
Restructuring
COGS	$2.4	–
SG&A	$6.9	–
R&D	$15.9	–
Legal matters
COGS	$(11.0)	–
SG&A	$0.2	$10.9
Period Adjustment
COGS	$9.3	–
Impairment of goodwill and long-lived assets	$11.5	$59.9
Total impact to operations	$41.3	$78.8
The effective tax rate for the fourth quarter of 2017 was an 85.5 percent benefit compared to a 27 percent benefit for the same period in 2016. The lower effective tax rate is primarily due to an estimated provisional tax benefit from the 2017 Tax Cuts and Jobs Act (“Tax Act”) of approximately $66 million. The fourth quarter tax rate includes a $121 million benefit for the remeasurement of federal net deferred tax liabilities as a result of the reduction in the corporate tax rate from 35 percent to 21 percent, offset by a tax expense of $55 million for the mandatory deemed repatriation on certain foreign earnings. The provisional estimate of the impact of U.S. tax reform is based on our initial analysis of the Tax Act and may be adjusted in future quarters.

Full Year 2017 Results

For the full year of 2017, net sales were $2,160.2 million compared to $2,068.2 million in 2016, an increase of 4.4 percent. On a currency neutral basis, sales increased by 3.5 percent. Full-year gross margin was 55.0 percent, unchanged, compared to the same period reported in 2016. Full-year reported sales for the Life Science segment were $785.2 million, an increase of 7.5 percent. On a currency-neutral basis, full-year sales increased 6.8 percent compared to the same period in 2016. Full-year reported sales for the Clinical Diagnostics segment were $1,360.8 million, an increase of 2.8 percent compared to the same period in 2016, or an increase of 1.6 percent on a currency-neutral basis.

Full-year net income in 2017 was $114.7 million, or $3.82 per share on a fully diluted basis, compared to $28.1 million, or $0.95 per share in 2016. Net income for the full year 2017 was impacted by numerous non-cash or non-recurring items and by a substantial benefit as a result of the 2017 Tax Cuts and Jobs Act.

The following table compares certain non-cash or non-recurring items from 2017 to 2016:

(in millions)	2017	2016
Purchase accounting amortization
COGS	$21.9	$26.1
SG&A	$7.9	$6.9
Acquisition-related expense
COGS	$10.0	–
R&D	$20.0	–
Contingent consideration
SG&A	$(20.1)	$ (0.4)
Restructuring
COGS	$2.4	$1.7
SG&A	$8.5	$10.0
R&D	$23.5	–
Legal matters
COGS	$(10.4)	–
SG&A	$(0.7)	$21.0
Impairment of goodwill and long-lived assets	$11.5	$62.3
Total impact to operating income	$74.5	$127.6

The effective tax rate in 2017 was a 17.3 percent benefit compared to an expense of 32.3 percent in 2016. The effective tax rate for 2017 included a tax benefit of $66 million related to the 2017 Tax Cuts and Jobs Act. The effective tax rate for 2016 included additional tax liabilities for unrecognized tax benefits of $17.5 million related to the non-deductibility of interest expense in foreign jurisdictions.

“We are pleased with the growth and operating performance in the fourth quarter and for the year,” said Norman Schwartz, Bio‑Rad President and Chief Executive Officer. “Reflecting on 2017, I would describe it as a year of focus and accomplishment. We are beginning to see the benefit of investments we have made over the past few years along with changes to both our structure and operations. This gives us good momentum as we enter 2018,” he said.

2017 Full-Year Highlights

•	Full-year sales were $2,160.2 million compared to $2,068.2 million in 2016. After normalizing for the impact of currency, full year sales increased 3.5 percent.

•	Year-over-year net income in 2017 was $114.7 million, or $3.82 per share on a fully diluted basis, compared to $28.1 million, or $0.95 per share, on a fully diluted basis, in 2016.

•
In January, Bio-Rad and Illumina, Inc. (NASDAQ: ILMN) announced the launch of the Illumina® Bio-Rad® Single-Cell Sequencing Solution, the first next-generation sequencing (NGS) workflow that enables a deep view into the gene expression of individual cells to better understand their functions in complex tissues.

•
In February, Bio-Rad acquired RainDance Technologies, Inc. The intellectual property portfolio and product lines of RainDance encompass a wide range of biological reactions in droplets, with applications in life science research and clinical research.

•
Also during the first quarter, Bio-Rad launched the ChemiDoc MP Digital Imaging System for imaging and analyzing gels and western blots, offering precise, reproducible fluorescence, chemiluminescence, and colorimetric gel and blot detection, analysis, and documentation in a single system.

•
In May, Bio-Rad announced that it had received 510(k) clearance from the U.S. Food and Drug Administration (FDA) for enhanced capability with its IH-Com data management software to manage patient results with the company’s IH-1000 automated blood typing instrument.

•	In June, the company announced that it had received FDA clearance for its BioPlex 2200 Syphilis Total & RPR assay, a one-step universal testing method to aid in the diagnosis of syphilis infection.

•
In July, the company announced FDA clearance for its BioPlex 2200 ToRC IgM Assay for the detection of IgM class antibodies to Toxoplasma gondii, rubella, and cytomegalovirus (CMV) offered in a multiplexed panel, offering a rapid and comprehensive prenatal testing solution for three of the most clinically significant diseases.

•
Also during the third quarter, Bio-Rad announced that the D-10 Hemoglobin A1c assay received clearance from the FDA to aid in diagnosing pre-diabetes and diabetes, augmenting the use of the company's D-10 System beyond a monitoring method.

2018 Financial Outlook
For the full year 2018, the company anticipates currency neutral revenue growth of approximately 3.5 to 4.0 percent and improved profitability with a currency neutral operating margin target of 10 percent. Management will discuss this outlook in greater detail on the fourth-quarter and full-year 2017 financial results conference call.

“Looking ahead to 2018, we expect another year of growth in many of our key product areas and geographies,” Mr. Schwartz said. “The anticipated expansion in our operating margin for 2018 represents a significant step toward achieving our longer term goal of an EBITDA margin of 20 percent or better in 2020. Moreover, we will continue to look for ways to deploy our capital in a manner that enhances long-term shareholder value.”

Non-GAAP Reporting

Bio-Rad will begin to report non-GAAP results in the first quarter of 2018. Non-GAAP results will exclude amortization of acquired intangible assets, acquisition-related costs, restructuring charges, asset impairment, valuation changes of equity owned, and significant legal-related charges or benefits and associated legal costs, and if applicable, duplicate or non-recurring operating costs. The company will also exclude tax effects associated with these exclusions as well as significant discrete tax events. Management believes that these non-GAAP measures will provide useful information to investors to evaluate performance on an operational basis, provide quarter-over-quarter comparisons excluding unusual items, show better comparisons among company peers, and provide additional transparency to the financial community.

Management will discuss fourth quarter and fiscal year ended December 31, 2017 results in a conference call at 2 PM Pacific Time (5 PM Eastern Time) February 27, 2018. Interested parties may access the call at 855-779-9068 within the U.S. or 631-485-4862 outside the U.S., conference ID: 3097736. You may also listen to the conference call via a webcast that is available in the "Investor Relations" section of our website under “Quarterly Results” at www.bio-rad.com. The webcast will be available for up to a year.

Bio-Rad, BioPlex, ChemiDoc, D-10, and Droplet Digital are trademarks of Bio-Rad Laboratories, Inc. in certain jurisdictions.

About Bio-Rad

Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb) is a global leader in developing, manufacturing, and marketing a broad range of innovative products and solutions for the life science research and clinical diagnostic markets. With a focus on quality and customer service for over 65 years, our products advance the discovery process and improve healthcare. Our customers are university and research institutions, hospitals, public health and commercial laboratories, biotechnology, pharmaceutical, as well as applied research laboratories that include food safety and environmental quality testing. Founded in 1952, Bio-Rad is based in Hercules, California, and has a global network of operations with more than 8,000 employees worldwide. Bio-Rad had revenues exceeding $2.1 billion in 2017. For more information, please visit www.bio-rad.com.

This release may be deemed to contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements we make regarding estimated future financial performance or results, the growth of our business, momentum for our performance as we enter 2018, expectations regarding the benefits of investments in our structure and operations, anticipating growth and margin expansion in 2018 and beyond, the significance of steps towards achieving our longer term goal of an EBITDA margin of 20% or better in 2020, continuing to look for ways to deploy our capital in a manner that enhances long-term shareholder value, and our expectations regarding our products and our release of new products. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “anticipate,” “believe,” “expect,” “assume,” “continue,” “may,” “will,” “intend,” “estimate,” or similar expressions or the negative of those terms or expressions, although not all forward-looking statements contain these words. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. These risks and uncertainties include our ability to develop and market new or improved products, difficulties in implementing our global enterprise resource planning system, recent and planned changes to our global organizational structure and executive management team, our ability to compete effectively, foreign currency exchange fluctuations, product quality and liability issues, our ability to integrate acquired companies, products or technologies into our company successfully, international legal and regulatory risks, reductions in government funding or capital spending of our customers, supply chain issues, changes in the healthcare industry, global economic conditions, and natural disasters and other catastrophic events beyond our control. For further information regarding the Company's risks and uncertainties, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s public reports filed with the Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2017, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 to be filed with the SEC. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc. disclaims any obligation to update these forward-looking statements.

Investor & Financial Contacts:

Bio-Rad Laboratories, Inc.

Christine Tsingos
Executive Vice President and Chief Financial Officer
510-724-7000
investor_relations@bio-rad.com

Ron Hutton
Vice President and Treasurer
510-724-7000
investor_relations@bio-rad.com

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net sales	$620,433	$571,453	$2,160,153	$2,068,172
Cost of goods sold	280,840	257,096	972,754	930,085
Gross profit	339,593	314,357	1,187,399	1,138,087
Selling, general and administrative expense	204,206	220,020	808,942	816,724
Research and development expense	76,818	57,543	250,301	205,864
Impairment losses on goodwill and long-lived assets	11,506	59,945	11,506	62,305
Income (loss) from operations	47,063	(23,151)	116,650	53,194
Interest expense	5,506	5,096	21,914	21,942
Foreign currency exchange losses, net	1,460	966	9,128	4,542
Other (income) expense, net	2,414	(1,026)	(12,197)	(14,850)
Income (loss) before income taxes	37,683	(28,187)	97,805	41,560
Benefit from (provision for) income taxes	32,216	7,617	16,935	(13,435)
Net income (loss)	$69,899	$(20,570)	$114,740	$28,125

Basic earnings per share:
Net income (loss) per basic share	$2.35	$(0.70)	$3.87	$0.96
Weighted average common shares - basic	29,765	29,552	29,655	29,440

Diluted earnings per share:
Net income (loss) per diluted share	$2.32	$(0.70)	$3.82	$0.95
Weighted average common shares - diluted	30,108	29,552	30,034	29,646

Note: As a result of the net loss for the three months ended December 31, 2016, all potentially issuable common shares have been excluded from the diluted shares used in the computation of earnings per share as their effect was anti-dilutive.

Bio-Rad Laboratories, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2017	December 31, 2016
Current assets:
Cash and cash equivalents	$383,824	$456,264
Short-term investments	376,714	387,736
Accounts receivable, net	464,847	372,348
Inventories, net	594,804	524,961
Other current assets	156,946	103,215
Total current assets	1,977,135	1,844,524

Property, plant and equipment, net	493,496	488,614
Goodwill, net	506,069	477,115
Purchased intangibles, net	174,113	161,609
Other investments	1,027,736	830,790
Other assets	93,472	47,852
Total assets	$4,272,021	$3,850,504

Current liabilities:
Accounts payable, accrued payroll and employee benefits	$306,814	$296,473
Current maturities of long-term debt	420	334
Income and other taxes payable	39,941	28,124
Other current liabilities	155,521	146,391
Total current liabilities	502,696	471,322

Long-term debt, net of current maturities	434,581	434,186
Other long-term liabilities	404,404	358,237
Total liabilities	1,341,681	1,263,745
Total stockholders’ equity	2,930,340	2,586,759

Total liabilities and stockholders’ equity	$4,272,021	$3,850,504

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Year Ended
	December 31,
	2017	2016
Cash flows from operating activities:
Cash received from customers	$2,093,948	$2,074,024
Cash paid to suppliers and employees	(1,918,971)	(1,810,844)
Interest paid, net	(21,124)	(21,318)
Income tax payments, net	(52,136)	(38,442)
Other operating activities	2,168	13,013
Net cash provided by operating activities	103,885	216,433
Cash flows from investing activities:
Payments for acquisitions and long-term investment	(76,645)	(14,165)
Other investing activities	(98,927)	(199,715)
Net cash used in investing activities	(175,572)	(213,880)
Cash flows from financing activities:
Payments on long-term borrowings	(316)	(303)
Other financing activities	657	9,323
Net cash provided by financing activities	341	9,020
Effect of foreign exchange rate changes on cash	(1,094)	(12,858)
Net decrease in cash and cash equivalents	(72,440)	(1,285)
Cash and cash equivalents at beginning of year	456,264	457,549
Cash and cash equivalents at end of year	$383,824	$456,264
Reconciliation of net income to net cash provided by operating activities:
Net income	$114,740	$28,125
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	148,682	142,897
Impairment losses on goodwill and long-lived assets	11,506	62,305
Changes in working capital	(155,545)	(10,367)
Other	(15,498)	(6,527)
Net cash provided by operating activities	$103,885	$216,433